UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2010

HAYNES INTERNATIONAL, INC.

(Exact name of registrant as specified in
its charter)

Delaware	001-33288	06-1185400
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1020 West Park Avenue Kokomo, Indiana	46904-9013
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (765) 456-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of 2011 Management Incentive Plan

On November 23, 2010, the Board of Directors of Haynes International, Inc. (the “Company”), upon the Compensation Committee’s recommendation, approved the fiscal 2011 Management Incentive Plan (the “Plan”). Under the Plan, certain employees of the Company are eligible for cash awards based on Company performance, including, but not limited to, Mark Comerford, the President and Chief Executive Officer, and the other named executive officers as set forth in the Company’s Definitive Proxy Statement on Form 14A for the fiscal year ended September 30, 2009, who are Marcel Martin, Vice President - Finance and Chief Financial Officer; Marlin C. Losch III, Vice President — Sales and Distribution; and Scott R. Pinkham, Vice President - Manufacturing (Messrs. Comerford, Martin, Losch and Pinkham are herein referred to collectively as the “named executive officers”).

If the Company meets certain specific targets for net income established by the Compensation Committee for fiscal 2011 (the “Financial Target”), then each named executive officer is eligible for a cash payment under the Plan based on their respective fiscal 2011 base salaries.

•                  If the Company’s performance meets the minimum Financial Target, then the cash payments under the Plan would be 40% of fiscal 2011 base salary for Mr. Comerford, 30% of fiscal 2011 base salary for Mr. Martin, and 25% of fiscal 2011 base salary for Messrs.  Losch and Pinkham.

•                  If the Company’s performance meets the mid-level Financial Target, then the cash payments under the Plan would be 80% of fiscal 2011 base salary for Mr. Comerford, 60% of fiscal 2011 base salary for Mr. Martin, and 50% of fiscal 2011 base salary for Messrs. Losch and Pinkham.

•                  If the Company’s performance meets the maximum Financial Target, then the cash payments under the Plan would be 120% of fiscal 2011 base salary for Mr. Comerford, 90% of fiscal 2011 base salary for Mr. Martin, and 75% of fiscal 2011 base salary for Messrs. Losch and Pinkham.

The Board of Directors has full discretion to eliminate, delay or change any awards or payouts and may choose to pay awards at any level of performance. All payments under the Plan must be approved by the Board of Directors.

In addition, the Plan also granted shares of restricted stock and stock options to the named executive officers, with a grant date of November 24, 2010.

Restricted shares were granted subject either to time-based vesting (“Time Restricted Shares”) or time-based and performance-based vesting (“Performance Restricted Shares”).  The Time Restricted Shares will vest on the third anniversary of the date of grant, provided that the grantee is still employed by the Company on such date, and are also subject to the terms of the Company’s 2009 Restricted Stock Plan.  The Performance Restricted Shares will vest on the third anniversary of their grant date, provided that (a) the named executive officer is still employed by the Company and (b) the Company has met a three year net income performance goal, and are subject to the terms and conditions of the Company’s 2009 Restricted Stock Plan.

The stock options vest in three equal annual installments on the anniversary of the date of grant and are subject to the terms and conditions of the Company’s 2007 Stock Option Plan.  The total value of stock options and restricted shares for Mr. Comerford was approximately 103% of his fiscal 2011 base salary, for Mr. Martin was approximately 91% of his fiscal 2011 base salary, for Mr. Losch was approximately 68% of his fiscal 2011 base salary and for Mr. Pinkham was approximately 65% of his fiscal 2011 base salary.

Grants were made to the named executive officers in the following amounts:

Named Executive Officer	Performance Restricted Shares	Time Restricted Shares	Stock Options
Mark Comerford	3,600	3,600	8,800
Marcel Martin	1,900	1,900	4,400
Marlin C. Losch	1,100	1,100	2,300
Scott R. Pinkham	1,100	1,100	2,500

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Haynes International, Inc.

Date: November 23, 2010	By: /s/ Marcel Martin
Marcel Martin
Vice President, Finance and Chief Financial Officer